Exhibit 10.1

HCA HOLDINGS, INC.

2015 SENIOR OFFICER PERFORMANCE EXCELLENCE PROGRAM

Purpose and Administration of the Program

The 2015 Senior Officer Performance Excellence Program (the “Program”) has been established by HCA Holdings, Inc. (the “Company”) to encourage outstanding performance from its senior officers. Awards under the Program shall be administered as “Performance-Based Awards” pursuant to the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (the “2006 Plan”). Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Program or any award shall be within the sole discretion of the Compensation Committee, including any subcommittee formed pursuant to Section 3(a) of the 2006 Plan (the “Committee”), may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations, and other decisions made by the Committee with respect to the Program or any Award, including but not limited to the application of the PEP Recoupment Policy described herein, need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

Participation

All officers of the Company who have been designated by the Committee as “executive officers” of the Company during 2015 (the “Fiscal Year”) are eligible to receive an award pursuant to the Program (each, a “Participant”).

Incentive Calculation and Payment of Awards

Awards shall be calculated based on the financial results for the Fiscal Year and most recently available quality results and shall be paid within two and one-half months following the end of the Fiscal Year. No awards will be paid to a Participant until the Chairman and Chief Executive Officer has affirmed that Participant’s behavior and actions during the Fiscal Year were consistent with the Company’s stated mission and values, the Code of Conduct and other regulatory requirements.

The Committee will make awards pursuant to the Program (each, an “Award”) as set forth on Schedule A hereto, on such terms as the Committee may prescribe based on the performance criteria set forth on Schedule A hereto and such other factors as it may deem appropriate. The targets for the performance criteria shall be determined by the Committee in its discretion within the first ninety (90) days of the Fiscal Year. The Committee shall determine and certify whether and to what extent each performance or other goal has been met prior to the payment of any Award hereunder. A Participant is required to remain employed with the Company through the end of the Fiscal Year in order to have a legally binding right to the Award.

Awards pursuant to the Program that are attributable to the performance goals being met at the applicable “target” level or below will be paid solely in cash. In the event performance goals are achieved above the applicable “target” level, the amount of an Award attributable to performance results in excess of the applicable “target” level shall be payable 50% in cash and 50% in restricted share units. The number of restricted share units will be determined by dividing the cash amount of the relevant portion of the Award by the per share Fair Market Value (as such term is defined in the 2006 Plan) on the date of the determination, and rounding down, with any fractional amount payable in cash. Any restricted share units granted under this Program will be pursuant to the terms contained in the Restricted Share Unit Agreement attached hereto as Exhibit 1; except that, for the avoidance of doubt, any “Prorata Bonus”, as such term is defined in any employment agreement between a Participant and the Company in effect as of the effective date of this Program, shall be paid 100% in cash if such amounts become payable under such employment agreement, and no restricted share units will be issued in respect of such Prorata Bonus amount.

Any restricted share units issued as payment under this Program may be issued pursuant to the 2006 Plan or other appropriate equity plan in effect at such time, unless the Committee determines that such awards may be made independent of any equity plan. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Fiscal Year will result in the forfeiture of the Award by the Participant, and no payments shall be made with respect thereto.

This Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

Adjustments for Unusual or Nonrecurring Events

In addition to any adjustments enumerated in the definition of the performance goals set forth on Schedule A hereto, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any subsidiary or affiliate, or the financial statements of the Company or of any subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program. The Committee is also authorized to adjust performance targets or awards downward to avoid unwarranted windfalls. Notwithstanding the foregoing, the Committee shall not have the discretion to increase any award payable to any “covered employee” (within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”) and the regulations promulgated thereunder) in excess of that provided by the application of the terms and conditions of Schedule A attached hereto.

PEP Recoupment Policy

The Company may recover any incentive compensation awarded or paid pursuant to this Program based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this Program based on a Participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. This PEP Recoupment Policy applies to any incentive compensation earned or paid to a Participant pursuant to this Program (including, but not limited to, the restricted share units issued hereunder). Subsequent changes in status, including retirement or termination of employment, do not affect the Company’s rights to recover compensation under this policy. The Committee will administer this policy and exercise its discretion and business judgment in the fair application of this policy based on the facts and circumstances as it deems relevant in its sole discretion. More specifically, the Committee shall determine in its discretion any appropriate amounts to recoup, the officers from whom such amounts shall be recouped (which need not be all officers who received the bonus compensation at issue) and the timing and form of recoupment; provided, that only compensation paid or settled within three years prior to the Committee taking action under this PEP Recoupment Policy shall be subject to recoupment; provided further, that any recoupment pursuant to clause (i) or (ii) of the first sentence of this paragraph shall not exceed the portion of any applicable bonus paid hereunder that is in excess of the amount of performance-based or incentive compensation that would have been paid or granted based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Committee in its sole discretion.

For avoidance of doubt, the Company may set off the amounts of any such required recoupment against any amounts otherwise owed by the Company to a Participant as determined by the Committee in its sole discretion, solely to the extent any such offset complies with the requirements of Section 409A of the Internal Revenue Code and the guidance issued thereunder.

If any restatement of the Company’s financial results indicates that the Company should have made higher performance-based payments than those actually made under the Program for a period affected by the restatement, then the Committee shall have discretion, but not the obligation to cause the Company to make appropriate incremental payments to affected Participants then-currently employed by the Company. The Committee will determine, in its sole discretion, the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of performance-based compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.

No Right to Employment

The grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary or affiliate.

No Trust or Fund Created

Neither the Program nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary or affiliate.

No Rights to Awards

No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of awards, if any, need not be the same with respect to each Participant. The Company reserves the right to terminate the Program at any time in the Company’s sole discretion.

Section 409A of the Internal Revenue Code

This Program is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.

Interpretation and Governing Law

This Program shall be governed by and interpreted and construed in accordance with the internal laws of the State of Tennessee, without reference to principles of conflicts or choices of laws. In the event the terms of this Program are inconsistent with the terms of any written employment agreement between a Participant and the Company, the terms of such written employment agreement shall govern the Participant’s participation in the Program. Program awards to covered employees of the Company are intended to be deductible under Section 162(m) of the Code, and the provisions of this Program and any award hereunder shall be interpreted and administered under the 2006 Plan as a Performance-Based Award consistently therewith. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the 2006 Plan.

Schedule A

2015 PEP Measures and Weightings

	Target PEP Opportunity[1] (% of base salary)	EBITDA Weight[2]	Quality Weight[3]
Chairman & CEO	170%	85%	15%
Chief Operating Officer	110%	85%	15%
EVP & CFO	95%	85%	15%
Group Presidents	60-75%	85%	15%
Other Participants	50-65%	85-90%	10-15%

1 PEP Opportunity: Target PEP Opportunities are expressed as a percentage of base salary. Maximum PEP opportunity payouts shall not exceed 200% of the Target PEP Opportunity stated above for any Participant.

2 EBITDA Weight: For the minimum acceptable (threshold) level of performance with respect to the EBITDA measure, a Participant may receive 25% of the EBITDA-weighted portion of the Target PEP Opportunity. For target level of performance with respect to the EBITDA Measure, a Participant may receive 100% of the EBITDA-weighted portion of the Target PEP Opportunity. For the maximum level of performance with respect to the EBITDA Measure, a Participant may receive 200% of the EBITDA-weighted portion of the Target PEP Opportunity. Payouts for performance between the threshold and maximum levels of performance for Participants will be calculated by the Committee in its sole discretion using straight-line interpolation.

For the purposes of this calculation, EBITDA means earnings before interest, taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, expenses for share-based compensation under ASC Topic 718, and any other gains or charges resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the Fiscal Year, as determined in good faith by the Board or the Committee in consultation with the CEO. In the event the Company disposes of any facility during the Fiscal Year, the EBITDA target for such year shall be adjusted appropriately (based on the number of days during the year for which the facility was owned) to reflect the disposition. In the event the Company acquires a facility during the Fiscal Year, the EBITDA attributable to such facility will not be included in the calculation of the Company’s EBITDA performance for the Fiscal Year.

3 Quality Weight: One-third of the Quality Weight for each Participant is based on each of the following three quality metrics: Hospital Acquired Conditions, Core Measures, and Patient Experience (as defined below). For performance at or below the minimum acceptable (threshold) level of performance with respect to each quality metric, a Participant will not receive a payout for that metric. For target level of performance with respect to each quality metric, a Participant may receive 100% of the Quality-weighted portion of the PEP Opportunity tied to that quality metric. Payouts for performance above the threshold and below the target levels of quality metric performance for Participants will be calculated by the Committee in its sole discretion using straight-line interpolation.

In the event the Company exceeds the target level of EBITDA adopted by the Committee with respect to the EBITDA measure, the Committee shall multiply the payout percentage calculated for each quality metric by the EBITDA payout percentage. In the event the Company’s actual EBITDA is less than 90% of the target level of EBITDA set by the Committee, there will be no payout with respect to the quality-weighted portion of PEP opportunity.

Hospital Acquired Conditions metrics are Central Line-Associated Blood Stream Infection (CLABSI) and Catheter-Associated Urinary Tract Infection (CAUTI) in the Intensive Care Unit (ICU) population as defined by the Centers for Disease Control and Prevention’s National Healthcare Safety Network (CDC – NHSN).

The Core Measures metric is measured as a composite of all inpatient core measures within Stroke (STK), Venous Thromboembolism (VTE), Immunization (IMM) and PC-01 Elective Delivery (PC-01) measure sets, as developed by The Joint Commission and the Centers for Medicare and Medicaid Services (CMS) and set forth in the Specifications Manual for National Hospital Inpatient Quality Measures.

The Patient Experience metric is the CMS Hospital Consumer Assessment of Healthcare Providers and Systems (HCAHPS) overall rating top box score (CMS defines the “top box” score for the overall rating question to be a response of nine or ten on the CMS HCAHPS survey).

In the event the applicable governmental agency adjusts any of the definitions of the quality metrics set forth above during the performance period, appropriate adjustments shall be made to the targets, or results, or both, to properly account for such changes, in the Committee’s sole discretion.

In the event the Company acquires new facilities during the measurement period, the newly acquired facilities will be excluded for purposes of calculating the Company’s performance on the quality weighted metrics.

The threshold, target and maximum EBITDA performance levels and other goals shall be set by the Committee in its sole discretion. The maximum dollar amount that may be paid to any Participant under the Program with respect to the Fiscal Year shall not exceed the amount set forth in Section 5(f)(iii) of the 2006 Plan.